Exhibit 99.1

             ALCATEL AND STRATEX NETWORKS ANNOUNCE GLOBAL AGREEMENT

        PARIS and SAN JOSE, Calif., Jan. 30 /PRNewswire-FirstCall/ -- Alcatel (Paris: CGEP.PA and NYSE: ALA) and Stratex Networks (Nasdaq: STXN) today announced an agreement under which a broad range of Stratex Networks Eclipse(TM) wireless transmission solutions will become part of Alcatel's worldwide product offerings.

        Under the terms of a four-year agreement Stratex Networks will license certain Eclipse software and products to Alcatel.

        "We are impressed with the technology of Eclipse products, and with Stratex Networks' unique approach to licensing its new generation of Eclipse products. These products, under an Alcatel branded designation, will make our best-in-class Point-to-Point microwave portfolio even more complete and competitive, particularly in the high capacity mobile backhauling segment," said Luis Martinez Amago, President of Alcatel's wireless transmission activities.

        Chuck Kissner, Chairman and CEO of Stratex Networks, stated, "With the introduction of next-generation, low-cost Eclipse technology, we are proceeding with our plan to migrate the company's business to more of a software-based model, with wider distribution of Eclipse technology. Alcatel's long-term leadership in the Wireless Transmission market, its extended worldwide presence and its broad customer base make Alcatel an ideal partner for the success of our new technology."

        About Alcatel

        Alcatel provides communications solutions to telecommunication carriers, Internet service providers and enterprises for delivery of voice, data and video applications to their customers or employees. Alcatel brings its leading position in fixed and mobile broadband networks, applications and services, to help its partners and customers build a user-centric broadband world. With sales of EURO 12.3 billion and 56,000 employees in 2004, Alcatel operates in more than 130 countries. For more information, visit Alcatel on the Internet: http://www.alcatel.com

        About Stratex Networks

        With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world's leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers' needs in wireless, high-capacity transmission technology. Additional information is available at http://www.stratexnet.com

SOURCE  Stratex Networks, Inc.
        -0-                             01/30/2006
        /CONTACT: Press: Regine Coqueran, + 33 (0)1 40 76 49 24 or regine.coqueran@alcatel.com, or Investors: Pascal Bantegnie,
+33 (0)1 40 76 52 20 or pascal.bantegnie@alcatel.com, Nicolas Leyssieux,
+33 (0)1 40 76 37 32 or nicolas.leyssieux@alcatel.com, Maria Alcon,
+33 (0)1 40 76 15 17 or maria.alcon@alcatel.com, or Charlotte Laurent-Ottomane, +1-703-668-7016 or charlotte.laurent-ottomane@alcatel.com, all of Alcatel; Marketing: Shaun McFall of Stratex Networks, +1-408-943-0777 or marketing@stratexnet.com; or Investor Relations: Mary McGowan of Summit IR Group Inc., +1-408-404-5401 or mary@summitirgroup.com, for Stratex Networks/
        /Web site:  http://www.stratexnet.com /
        (STXN ALA)